Exhibit 1.2

EXECUTION COPY

VECTREN UTILITY HOLDINGS, INC.
(an Indiana corporation)

AND THE GUARANTORS NAMED HEREIN

Senior Debt Securities

TERMS AGREEMENT

November 16, 2005

To: Vectren Utility Holdings, Inc.
One Vectren Square
Evansville, Indiana 47708

Ladies and Gentlemen:

We understand that Vectren Utility Holdings, Inc., an Indiana corporation (the “Company”), proposes to issue and sell $75,000,000 aggregate principal amount of its 5.45% Senior Notes due December 1, 2015 (the “5.45% Senior Notes”) and $75,000,000 aggregate principal amount of its 6.10% Senior Notes due December 1, 2035 (the “6.10% Senior Notes”, and together with the 5.45% Senior Notes, the “Initial Underwritten Securities”). Subject to the terms of the Indenture, the Initial Underwritten Securities will be fully and unconditionally guaranteed as to payment of principal, premium (if any) and interest (the “Guarantees”) by Indiana Gas Company, Inc., Southern Indiana Gas and Electric Company and Vectren Energy Delivery of Ohio, Inc. (the “Initial Guarantors”). Subject to the terms and conditions set forth or incorporated by reference herein, we, the underwriters named below (the “Underwriters”), offer to purchase from the Company, and the Company agrees to sell to the Underwriters, severally and not jointly, the principal amount of Initial Underwritten Securities opposite the names of the Underwriters set forth below at the purchase price set forth below.

	Principal Amount Of 2015 Notes	Principal Amount Of 2035 Notes
Underwriter

LaSalle Financial Services, Inc
Wachovia Capital Markets, LLC
Fifth Third Securities, Inc.
Wedbush Morgan Securities Inc
Banc of America Securities LLC
BNY Capital Markets, Inc.
Morgan Keegan & Company, Inc.
NatCity Investments, Inc.
Piper Jaffray & Co.
	$ 39,750,000 11,250,000 4,500,000 4,500,000 3,000,000 3,000,000 3,000,000 3,000,000 3,000,000	$ 39,750,000 11,250,000 4,500,000 4,500,000 3,000,000 3,000,000 3,000,000 3,000,000 3,000,000
	________________	________________
Total	$75,000,000	$75,000,000
The Initial Underwritten Securities shall have the following terms:
Titles:	5.45% Senior Notes due December 1, 2015 6.10% Senior Notes due December 1, 2035

Rank:	Unsecured senior indebtedness

Guarantees:	Guaranteed by the Initial Guarantors

Ratings:	“Baa1” by Moody’s Investors Service, Inc. “A-” by Standard & Poor’s Ratings Services

Aggregate principal amount:	$75,000,000 of 5.45% Senior Notes $75,000,000 of 6.10% Senior Notes

Denominations:	$1,000 and integral multiples thereof

Currency of payment:	U.S. Dollars

Interest rate or formula:	5.45% Senior Notes: 5.45% per annum 6.10% Senior Notes: 6.10% per annum

Interest payment dates:	June 1 and December 1 of each year, commencing June 1, 2006

Regular record dates:	The 15th calendar day of the month immediately preceding the month in which each Interest Payment Date falls

Stated maturity date:	5.45% Senior Notes: December 1, 2015 6.10% Senior Notes: December 1, 2035

Redemption provisions:
The Notes are redeemable at any time at the option of the Company in whole or in part, upon not less than 30 calendar days and not more than 60 calendar days prior written notice at a price equal to the greater of (1) 100% of the principal amount to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes, discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 20 basis points, in the case of the 5.45% Senior Notes, and 25 basis points, in the case of the 6.10% Senior Notes, plus in each case unpaid interest accrued to the redemption date.

Sinking fund requirements:	The Notes will not have the benefit of, or be subject to, any sinking fund.

Defeasance provisions:	The Notes are subject to defeasance and covenant defeasance as provided in Article 8 of the Indenture.

Fixed or Variable Price Offering:
5.45% Senior Notes: 99.799% of the principal amount, plus accrued interest, if any, from November 21, 2005.
6.10% Senior Notes: 99.779% of the principal amount, plus accrued interest, if any, from November 21, 2005.

Over-allotment option:	None

Form:	Book-entry

Listing:	None

Lock-Up Agreements:
The Company has agreed, during the period of 90 days from the Settlement Date, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any additional Initial Underwritten Securities, any security convertible into or exchangeable into or exercisable for Initial Underwritten Securities or any debt securities substantially similar to the Initial Underwritten Securities or any security convertible into, exchangeable into to exercisable for any such debt securities, without the prior written consent of the Underwriters.

Other terms and conditions:	None.

Closing date and location:	November 21, 2005 at Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019.
All of the provisions contained in the document attached as Annex I hereto entitled “Vectren Utility Holdings, Inc.-- Debt Securities.-- Underwriting Agreement” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

Please accept this offer on November 16, 2005 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

LASALLE FINANCIAL SERVICES, INC.

By:	/s/ David Wood
Authorized Signatory

For itself and as Representative of the other named Underwriters.

Accepted:

VECTREN UTILITY HOLDINGS, INC.
as Issuer

By:	/s/ Robert L. Goocher
Name:	Robert L. Goocher
Title:	Vice President and Treasurer

INDIANA GAS COMPANY, INC.,
as Guarantor

By:	/s/ Robert L. Goocher
Name:	Robert L. Goocher
Title:	Vice President and Treasurer

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
as Guarantor

By:	/s/ Robert L. Goocher
Name:	Robert L. Goocher
Title:	Vice President and Treasurer

VECTREN ENERGY DELIVERY OF OHIO, INC.
as Guarantor

By:	/s/ Robert L. Goocher
Name:	Robert L. Goocher
Title:	Vice President and Treasurer